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Exhibit 10.8

                        EXECUTIVE EMPLOYMENT AGREEMENT


     THIS EXECUTIVE EMPLOYMENT AGREEMENT is made as of the 13th day of December, 1999, by and between US WATS, INC., a New York corporation, with offices at 331 Street Road, 2 Greenwood Square, Suite 275, Bensalem, Pennsylvania 19020 (the "Company"), and DAVID B. HURWITZ, residing at 48 Dalton Way, Holland, Pennsylvania 18966 (the "Executive").

W I T N E S S E T H:

     WHEREAS, the Company desires to continue to employ the Executive, and the Executive is willing to continue to be employed by the Company, upon the terms and subject to the conditions hereinafter set forth:

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

     1. EMPLOYMENT. The Company agrees to continue to employ the Executive, and the Executive agrees to continue in employment with the Company, subject to the terms and conditions herein set forth.

     2. TERM. The term of the Executive's employment under this Agreement shall commence on January 3, 2000 (the "Effective Date") and shall terminate on the first (1st) anniversary of the Effective Date, subject to the provisions of this Agreement (such period is hereinafter referred to as the "Term").

     3.  DUTIES.

         3.1 During the Term, the Executive shall be employed as President and Chief Executive Officer of the Company and any successors thereto or to its business, and shall be in charge of and responsible for the general and supervisory duties normally and customarily attendant to such office and shall render such other lawful services, and exercise such powers, which are from time to time requested of him, assigned to him or vested in him by the Board of Directors of the Company (the "Board") and which are commensurate with his position as President and Chief Executive Officer.

         3.2 The Executive agrees that, during the Term, unless the Board shall otherwise consent, he will devote such amount of his time, energies, labor and skills to the business of the Company and to the duties and responsibilities specified in Section 3.1 as shall be reasonably necessary.

     4. BASE COMPENSATION. In consideration for services to be performed hereunder by Executive, the Company shall pay to the Executive an annual base salary of $225,000 in installments payable in accordance with the Company's customary payroll practices, but in no event less than one time per month. On each anniversary of the Effective Date of this Agreement, the Executive's base salary shall be increased at a minimum by an amount equal to the base salary then in effect multiplied by the greater of (i) the percentage increase in the consumer price index from the preceding year, or (ii) five percent. In addition, the Company shall reimburse the Executive for all expenses reasonably incurred by him in the performance of his duties hereunder and the business of the Company upon the submission to the Company of appropriate receipts therefor.

     5.  BENEFITS AND CASH BONUS.

         5.1 During the Term, the Executive shall be eligible to participate in any pension, profit-sharing, stock option or similar plan or program of the Company now existing or established hereafter for the benefit of its employees generally, to the extent that he is eligible under the general provisions thereof. The Executive shall also be entitled to participate in any group insurance, hospitalization, medical, health and accident, disability or other plan or program of the Company now existing or established hereafter for the
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benefit of its employees or executives generally, to the extent that he is eligible under the general provisions thereof.

         5.2 During the Term, the Company shall provide the Executive with a policy of term life insurance in an amount equal to not less than two (2) times his yearly salary hereunder, payable to such beneficiary or such beneficiaries as shall be designated in writing by the Executive.

         5.3 During the Term, the Executive shall be entitled to receive an annual bonus, payable within sixty (60) days following the end of each calendar year during the Term, based on the achievement by the Company or the Executive of such targets as the Board may from time to time prescribe; provided that the minimum annual bonus shall be an amount equal to thirty percent (30%) of the Executive's annual base salary for the preceding calendar year; and provided further that upon the termination of Executive's employment hereunder during the middle of any calendar year for any reason other than a discharge of Executive by the Company for Cause (as defined below), Executive's death or Disability (as defined below) or Executive's resignation without Good Reason (as defined below), the final bonus shall be prorated based on that portion of the calendar year that Executive was employed with the Company.

         5.4 During the Term, the Company shall provide Executive an automobile allowance of $700 per month to cover Executive's use of his vehicle for business purposes.

     6. STOCK OPTION GRANT. As provided in the stock option agreement attached hereto as Exhibit A, the Executive will be granted options to purchase shares of
          ---------
the Company's common stock under the 1999 US WATS, Inc. Stock Option Plan (the "Option Plan").

     7.  TERMINATION OF EXECUTIVE'S EMPLOYMENT.

         7.1 The Executive's employment hereunder may be terminated by the Company or by the Executive at any time. Upon termination, the Executive shall be entitled to only the compensation and benefits described in this Section 7. Any amount payable under this Section 7 will be subject to tax withholding in accordance with applicable law and subject to the Company's normal payroll practices.

         7.2 In the event that the Executive's employment hereunder is terminated as a result of (i) his death, (ii) his Disability (as defined below),
(iii) his discharge by the Company for Cause (as defined below), or (iv) his resignation without Good Reason (as defined below), then the Company's obligation to Executive will be limited solely to the payment of accrued and unpaid salary and benefits through the date of such termination. All salary and benefits shall cease at the time of such termination, subject to the terms of any benefit or compensation plans then in force and applicable to Executive, and the Company shall have no further obligations or liabilities to the Executive hereunder.

         7.3 In the event that the Executive's employment hereunder is terminated (i) without Cause by the Company or (ii) by the Executive for Good Reason, then the Company shall be obligated to make monthly severance payments to Executive in an amount equal to his monthly base salary, at the rate in effect immediately preceding such termination, (or if such termination is by the Executive for Good Reason as described in Section 7.6.3(i), the rate in effect immediately preceding the reduction in the Executive's base salary), for a period equal to the remainder of the Term, plus three months. In addition, the Executive shall be entitled to a final bonus payment as provided in Section 5.3.

         7.4 Notwithstanding anything contained in this Agreement to the contrary, if the Executive's employment hereunder is terminated without Cause by the Company or by Executive for Good Reason following a Change in Control (as defined in the Option Plan), then, within sixty (60) days of the termination, the Company will make a single sum severance payment to Executive in an amount equal to the greater of: (i) the total amount of base salary Executive would have received during the remainder of the Term, but for such termination, or
(ii) one and one-half (1.50) times his annual base salary. In either case, for purposes of this

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Section 7.4, Executive's base salary shall be determined with reference to his rate of base salary as in effect immediately preceding the termination of his employment hereunder (or, if such termination is by Executive for Good Reason as described in Section 7.6.3(i), the rate of base salary in effect immediately preceding the reduction in Executive's base salary). Any amount paid under this
Section 7.4 will be in lieu of, and not in addition to, any amount otherwise payable under Section 7.3.

         7.5 Payments under this Section 7 shall be made without regard to whether the deductibility of such payments (or any other payments) would be limited or precluded by Section 280G of the Internal Revenue Code of 1986 (the "Code") and without regard to whether such payments would subject the Executive to the federal excise tax levied on certain "excess parachute payments" under
Section 4999 of the Code; provided, however, that if the Total After-Tax Payments (as defined below) would be increased by the limitation or elimination of any amount payable under this Section 7, then the amount payable under
Section 7 will be reduced to the extent necessary to maximize the Total After-Tax Payments. The determination of whether and to what extent payments under this Section 7 are required to be reduced in accordance with the preceding sentence will be made at the Company's expense by an independent, certified public accounting firm selected by the Board or by such other qualified person or firm as the Board may select. In the event of any underpayment or overpayment under this Section 7 (as determined after the application of this Section 7.5), the amount of such underpayment or overpayment will be immediately paid by the Company to the Executive or refunded by the Executive to the Company, as the case may be, with interest at the applicable federal rate provided for in
Section 7872(f)(2) of the Code.

         7.6 For purposes of this Agreement, the following definitions will apply

                7.6.1 "Cause" shall mean: (i) Executive's conviction of a felony; (ii) gross misconduct relating to the Company and not cured within ten (10) days of the delivery of written notice thereof; (iii) intentional misappropriation of Company funds; or (iv) deliberate and premeditated acts against the interest of the Company not cured within ten
                       (10) of the delivery of written notice days notice.

                7.6.2 "Disability" shall mean the Executive is mentally or physically disabled from properly and fully performing his duties and responsibilities hereunder for a period of 120 consecutive days or for 180 days, even though not consecutive, within a 360-day period, all as evidenced by the written certification of a qualified medical doctor selected by the Company.

                7.6.3 "Good Reason" shall mean: (i) a reduction in Executive's base salary, (ii) a reduction in Executive's bonus or fringe benefits other than in proportion to reductions applicable to other senior executive officers of the Company, (iii) a significant adverse alteration in the nature or status of Executive's title, duties or authority not cured within thirty (30) days of the delivery of written notice thereof, (iv) any other material breach of this Agreement by the Company not cured within thirty (30) days of the delivery of written notice thereof, or (v) relocation of the principal place where Executive performs his day-to-day responsibilities by more than 100 miles.

                7.6.4 "Total After-Tax Payments" means the total of all "parachute payments" (as that term is defined in Section 280G(b)(2) of the Code) made to or for the benefit of Executive (whether made hereunder or otherwise), after reduction for all applicable federal taxes (including, without limitation, the tax described in Section 4999 of the Code).

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     8.  COVENANTS OF THE EXECUTIVE.

         8.1 CONFIDENTIALITY. The Executive acknowledges that his employment by the Company will, throughout his employment, bring him into close contact with the confidential affairs of the Company, including information about costs, profits, markets, sales, key personnel, pricing policies, operational methods, and other business affairs, methods and information, including plans for future developments, not readily available to the public. The Executive further acknowledges that the services to be performed by him under this Agreement are of a special, unique, unusual, extraordinary and intellectual character, and that the Company currently competes or intends to compete with other organizations that are located in all of the states of the United States. In recognition of the foregoing, the Executive covenants and agrees that: (i) he will not knowingly divulge any material confidential matters of the Company which are not otherwise in the public domain and will not intentionally disclose them to anyone outside of the Company during his employment by the Company hereunder or following the expiration or termination of his employment with the Company for any reason; (ii) he will deliver promptly to the Company at the end of Term, or at any other time as the Company may so request, at the Company's expense, all memoranda, notes, records, reports and other documents (and all copies thereof) relating to the businesses of the Company which he obtained while employed by, or otherwise serving or acting on behalf of, the Company, or any of its subsidiaries or affiliates, and which he may then possess or have under his control; and (iii) during the Term and any additional period during which the Executive may be employed by the Company (whether or not such employment shall be pursuant to written agreement) the Executive will not, unless the Board shall otherwise consent, along or together with any other person, firm, partnership, corporation, or other entity whatsoever (except any subsidiaries or affiliates of the Company), directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, employee, representative, public relations or advertising representative, management consultant or otherwise, engage in or become or be interested in or associated with any other person, corporation, firm, partnership or other entity engaged in any business which is competitive with any business conducted or contemplated by the Company.

         8.2 ANTI-RAIDING. Executive agrees that during the Term and thereafter for a period of six (6) months, he will not, as a principal, agent, employee, employer, consultant, director or partner of any person, firm, corporation or business entity, or in any individual or representative capacity whatsoever, directly or indirectly, without the prior express written consent of the Company, attempt to induce any person who is then in the employ of the Company to leave the employ of the Company or employ, or attempt to employ, any such person or persons who at any time during the six months period preceding termination of Executive's employment with the Company was in the employ of the Company.

         8.3 Notwithstanding the provisions of Section 8.1(iii), the Executive may own, as a passive investor, securities of a corporation engaged in a competitive line of business whose equity securities are registered under
Section 12(b) or 12(g) of the Securities Exchange Act of 1934, so long as his beneficial ownership in any one such corporation shall not in the aggregate constitute more than five percent (5%) of any class of equity securities of such corporation.

         8.4 The parties agree that the remedy at law for any breach or threatened breach of any covenant contained in this Section 8 will be inadequate and that either party, in addition to such other remedies as may be available to it, and/or them, at law or in equity, shall be entitled to injunctive relief without bond or other security.

     9. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware applicable to contracts executed in and to be performed solely within such state.

     10. NOTICES. All notices required or permitted to be given by either party hereunder, including notice of change of address, shall be in writing and delivered by hand, or by telecopier or mailed, postage prepaid, certified or registered mail, return receipt requested, to the other party as follows:

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          If to the Company:            US WATS, Inc.
                                        331 Street Road
                                        2 Greenwood Square, Suite 275
                                        Bensalem, PA  19020
                                        Attention:  Chairman of the Board

          With a copy to:               Pepper Hamilton, LLP
                                        3000 Two Logan Square
                                        18th & Arch Streets
                                        Philadelphia, PA  19103
                                        Attention: Michael H. Friedman, Esq.

          If to the Executive:          David B. Hurwitz
                                        48 Dalton Way
                                        Holland, PA  18966

     11. MISCELLANEOUS.

         11.1 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any and all prior oral or written agreements and understandings; however, this Agreement shall not supersede, diminish or modify any rights of the Executive under any employee benefit plans of the Company. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof or in effect among the parties. This Agreement may not be amended, and no provision hereof shall be waived, except by a writing signed by the Company and the Executive, or in the case of a waiver, by the party waiving compliance therewith, which states that it is intended to amend or waive a provision of this Agreement. Any waiver of any rights or failure to act in any one instance shall not be regarded as an agreement to waive any rights or failure to act in any other instance, whether or not similar.

         11.2 FURTHER ACTS. The parties hereto agree that, after the execution of this Agreement, they will make, do, execute or cause to be made, done or executed all such further and other lawful acts, deeds, things, devices, conveyances and assurances in law whatsoever as may be required to carry out the true intention and to give full force and effect to this Agreement.

         11.3 SURVIVABILITY. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or prohibited by an applicable law, this Agreement shall be considered divisible as to such provision, which shall be inoperative, and the remainder of this Agreement shall be valid and binding as though such provision were not included herein.

         11.4 SUCCESSORS AND ASSIGNS. This Agreement shall insure to the benefit of, and be binding upon, the Company and any corporation with which the Company merges or consolidates (including Capsule Communications, Inc.) or to which the Company sells all or substantially all of its assets, and upon the Executive and his executors, administrators, heirs and legal representatives.

         11.5 HEADINGS. All headings in this Agreement are for convenience only and are not intended to affect the meaning of any provision hereof.

         11.6 COUNTERPARTS. This Agreement may be executed in two or more counterparts with the same effect as if the signatures to all such counterparts were upon the same instrument, and all such counterparts shall constitute one instrument.

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     IN WITNESS WHEREOF, the Executive has executed this Agreement and the
Company has caused this Agreement to be executed by its duly authorized representative as of the day and year first above written.

     ATTEST                                   US WATS, INC.

     By:                                By: James M. Rossi
        -----------------------            ----------------------
                                                Chairman
     (corporate seal)
                                             David B. Hurwitz
                                           ----------------------
                                              David B. Hurwitz

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